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Exhibit 10.20

CONSULTING AGREEMENT

        This CONSULTING AGREEMENT, effective as of December 30, 2003, is entered into by and between Martin E. Hanaka (the "Consultant") and The Sports Authority, Inc., a Delaware corporation (the "Company").

        WHEREAS, the Company deems it advisable to retain the Consultant to provide consulting and advisory services, and the Consultant is willing to provide such services to the Company on the terms and conditions described herein.

        IT IS, THEREFORE, AGREED:

        1.     Consulting Period. The "Consulting Period" shall begin upon and immediately following the termination of the Consultant's employment with the Company pursuant to that certain Agreement, effective as of December 30, 2003, between him and the Company, such that the period during which Consultant is "in the employ of, or providing services to, the Company" as contemplated in The Sports Authority, Inc., 2000 Stock Option and Stock Award Plan shall be deemed to be continuous and with no interruption. The Consulting Period shall end on the earlier of (i) August 3, 2006 or (ii) the date this Agreement is terminated pursuant to Section 5.

        2.     Consulting Services and Relationship.

          (a)   Services. During the Consulting Period, the Consultant shall serve the Company by focusing on the cultural integration and the long-term strategic growth of the Company, and the enhancement of the public reputation and image of the Company. The Consultant shall perform such assignments in consultation with the chief executive officer of the Company (the "CEO"). In addition, the Consultant shall perform all other duties and accept all other responsibilities incident to such position as may be reasonably assigned to the Consultant by the Board of Directors of the Company (the "Board") with such duties and responsibilities to be carried out in consultation with the CEO. The services to be provided hereunder may be performed at the Consultant's office located in Florida and it is understood that the Consultant's duties may involve reasonable travel by him, including, without limitation, travel to the Company's offices in Englewood, Colorado. On such occasions that the Consultant is required to travel to the Company's offices in Englewood, Colorado, the representative shall be provided with office accommodations located among the senior executive officers of the Company.

          (b)   Relationship. The Consultant shall be an independent contractor, and neither the Consultant nor any of his employees, subcontractors or agents shall be an employee of the Company, within the meaning of all federal, state and local laws and regulations governing employment insurance, workers' compensation, industrial accident, labor and taxes. Neither the Consultant nor any of his employees, subcontractors or agents shall, by reason of this Agreement, acquire any benefits, privileges or rights under any benefit plan operated by the Company or its subsidiaries or affiliates for the benefit of their employees, including, without limitation, (i) any pension or profit-sharing plans or (ii) any plans providing medical, dental, disability or life insurance protection. The Consultant and each of his employees, subcontractors or agents also agree to be bound by the Company's Code of Conduct and Conflict of Interest Policy during the Consulting Period.

          (c)   Authority. Unless otherwise agreed by the Company and the Consultant in writing, during the Consulting Period, neither the Consultant nor any representative thereof shall have the power or authority to enter into, execute agreements or other documents that are binding upon the Company or have the authority to direct the operations of the Company, other than in his capacity as Chairman of the Board.

        3.     Compensation. During the Consulting Period, the Company shall compensate the Consultant at a rate of $100,000 per annum (the "Base Fee"), payable in equal installments on the 15th day of each month (or the immediately preceding or following business day, if the 15th day of the month is not a business day) during the Consulting Term.

        4.     Expenses. The Company shall reimburse the Consultant for all necessary and reasonable travel, entertainment and other business expenses incurred by him in the performance of his duties hereunder in accordance with such reasonable procedures as the Company may adopt generally from time to time and as are generally provided to the CEO, which the parties agree shall include first class airfare provided by paid upgrades, or upon an exception basis, as determined by the Consultant.

        5.     Events of Termination.

          (a)   Death. This Agreement shall terminate automatically upon the death of the Consultant.

          (b)   Notice. This Agreement may be terminated by the Consultant upon at least 30 days' written notice to the Company to such effect or by the Company with "Cause" (as defined below).

        As used in this Agreement, "Cause" shall mean a termination of the Consulting Period based upon:

            (i)    misconduct by the Consultant or any of his employees to the material and demonstrable detriment of the Company;

            (ii)   the conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony by the Consultant;

            (iii)  the Consultant's continued and ongoing gross negligence in the performance of his duties and responsibilities to the Company as described in this Agreement; or

            (iv)  the Consultant's material failure to perform his duties and responsibilities to the Company as described in this Agreement (other than any such failure resulting from the Consultant's incapacity due to physical or mental illness), in either case after written notice from the CEO to the Consultant of the specific nature of such material failure and the failure of the Consultant to cure such material failure within thirty (30) days following receipt of such notice.

        6.     Obligations upon Termination. Upon termination of this Agreement pursuant to Section 5, the Consultant and the Company shall not have any further obligation under this Agreement, except for the obligations of the Consultant under Sections 7 and 8 below.

        7.     Non-Competition Covenant.

          (a)   During the Consulting Period, the Consultant shall not, directly or indirectly, become a consultant (including, but not limited to, through any entity of which the Consultant is an employee, officer, director or advisor), employee, director or advisor of, or otherwise affiliated with, any retailer or vendor of sporting goods, athletic footwear or athletic apparel which sells in the United States through any retail channel, including without limitation, stores, catalogs, direct mail, the Internet, and commercial and/or institutional sales (unless (1) the sporting goods, athletic footwear and athletic apparel sold by such retailer or vendor constitute less than 50% of the total sales by such retailer and its licensees in the United States during the fiscal year of the Company immediately preceding the year of such termination, or (2) such retailer or vendor had sales totaling less than $300,000,000 during the fiscal year of the Company immediately preceding the year of such termination and, in the case of a retailer, had less than twenty (20) retail outlets in the United States at the end of such fiscal year, or (3) the classes of products sold by such retailer or vendor constitute less than 10% of the total sales by the Company and its licensees in the United States during the fiscal year of the Company immediately preceding the year of such termination).

          (b)   During the Consulting Period and for a period of two years thereafter, the Consultant shall not, directly or indirectly, solicit or hire or encourage the solicitation or hiring of any person (other than Sheila Otto) who was an employee of the Company at any time on or after the date of such termination (unless more than six months shall have elapsed between the last day of such person's employment by the Company and the first date of such solicitation or hiring).

          (c)   For the two year period following the end of the Consulting period, the Consultant shall not, directly or indirectly, become a consultant (including, but not limited to, through any entity of which the Consultant is an employee, officer, director or advisor), employee, director or advisor of, or otherwise affiliated with, any retailer of sporting goods, athletic footwear or athletic apparel which sells in the United States through any retail channel, including without limitation, stores, catalogs, direct mail, the Internet, and commercial and/or institutional sales (unless (1) the sporting goods, athletic footwear and athletic apparel sold by such retailer constitute less than 50% of the total sales by such retailer and its licensees in the United States during the fiscal year of the Company immediately preceding the year of such termination, or (2) such retailer had sales totaling less than $300,000,000 during the fiscal year of the Company immediately preceding the year of such termination and, in the case of a retailer, had less than twenty (20) retail outlets in the United States at the end of such fiscal year, or (3) the classes of products sold by such retailer constitute less than 10% of the total sales by the Company and its licensees in the United States during the fiscal year of the Company immediately preceding the year of such termination).

        8.     Confidential Information. The Consultant shall not, without the written consent of the CEO, disclose to any person other than as required by law or court order, any confidential information obtained by the Consultant while engaged by the Company, provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Consultant) or any specific information or type of information generally not considered confidential by persons engaged in the same business as the Company, or information disclosed by the Company by any member of the Board or any other officer thereof to a third party without restrictions on the disclosure of such information.

        9.     Successors.

          (a)   This Agreement shall not be assignable by the Consultant without the prior written consent of the Company.

          (b)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors or assigns.

        10.   Miscellaneous.

          (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

          (b)   All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

    If to the Consultant

    Martin E. Hanaka

    If to the Company

    The Sports Authority, Inc.
    1050 West Hampden Avenue
    Englewood, Colorado 80110
    Attn: General Counsel
    Telephone: (303) 200-5050

        or to such other address as either party shall have furnished to the other in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

          (c)   The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement.

          (d)   The failure of the Company at any time to enforce performance by the Consultant of any provisions of this Agreement shall in no way affect the Company's rights thereafter to enforce the same, nor shall the waiver by the Company of any breach of any provision hereof be held to be a waiver of any other breach of the same or any other provision.

          (e)   This Agreement contains the entire understanding of the Company and the Consultant with respect to the subject matter hereof, and supersedes and renders null and void any previous agreements between them with respect thereto.

          (f)    The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

[Signature page follows]

        IN WITNESS WHEREOF, the Consultant and the Company have executed the Consulting Agreement to be effective as of the day and year first above written.

THE SPORTS AUTHORITY, INC.
By:
Name: John Douglas Morton Its: Chief Executive Officer Date:
CONSULTANT
Martin E. Hanaka Date:

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  Exhibit 10.20
CONSULTING AGREEMENT